UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2015

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 15, 2015, Echelon Corporation (the “Company”) issued a press release announcing that it had reached an agreement with its landlord related to the long term leases of the Company’s San Jose, California headquarters. As a result, the lease dated December 30, 1999, as amended from time to time, by a predecessor-in-interest to DRT/GVC, LLC (the “Landlord”) to the Company of 550 Meridian, San Jose, and the amended and restated lease dated November 15, 2001, as amended from time to time, by the Landlord to the Company of 570 Meridian, San Jose (together, the “Prior Agreements”), were terminated effective as of May 14, 2015 and the Company entered into a short term lease, dated as of May 14, 2015, of 550 Meridian, San Jose (the “New Agreement”).

The New Agreement provides for a short-term lease for a smaller portion of the same facility which will run through December 31, 2015. In return for the early termination of the Prior Agreements, the Company made a one-time up front cash payment of $10.0 million and lease payments under the New Agreement for the balance of 2015 totaling $900,000.

Historically, the Company has been required to account for these leased facilities as if though it were the owner, with both the buildings and related lease obligation debt reflected on the Company’s balance sheet. Among other things, as a result of terminating the Prior Agreements, the net book value of the buildings will be reduced to approximately $5.0 million, which will then be amortized over the remainder of 2015 in conjunction with the New Agreement. In addition, the Company will record a one-time benefit in the second quarter associated with the termination charge of approximately $1.5 million and expects that the transaction will result in additional depreciation expense of approximately $1.5 million per quarter through the end of 2015.

A copy of the New Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Short Term Lease dated May 14, 2015 by and between the Company and DRT/GVC, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Alicia Jayne Moore
Alicia Jayne Moore Senior Vice President and General Counsel

Date: May 19, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Short Term Lease dated May 14, 2015 between the Company and DRT/GVC, LLC.